N-SAR EXHIBIT 77Q


CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
REVENUESHARES ETF TRUST

The undersigned certifies that:
1.	The name of the statutory trust is RevenueShares ETF Trust
(the "Trust").
2.	The amendment to the Certificate of Trust of the Trust set
forth below (the "Amendment") has been duly authorized by
the Board of Trustees of the Trust:
The First Article of the Certificate of Trust is
hereby amended to read as follows:
FIRST:   The name of the statutory trust formed
hereby is Oppenheimer Revenue Weighted ETF
Trust.
3.	This Amendment shall become effective on December 18, 2015.
4.	This Amendment is made pursuant to the authority granted to
the Trustees of the Trust under Section 3810(b) of the Delaware Statutory Trust Act and pursuant to the authority set forth in the governing instrument of the Trust.
IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has duly executed this Amendment on the 16 day of December, 2015.




By:     /s/ Arthur Steinmetz
Name: Arthur Steinmetz, Trustee